EXHIBIT 99.1

For Immediate Release

For more information:

Rex S. Schuette
Chief Financial Officer
(706) 781-2265
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. REPORTS
15% GAIN IN OPERATING EARNINGS
FOR SECOND QUARTER 2004

HIGHLIGHTS:

•	Record Second Quarter Operating Earnings of $11.4 million, Up 15% From a Year Ago

•	Strong Loan Demand and Stable Net Interest Margin Provided Foundation for Performance

•	Return on Tangible Equity Exceeded 19%

BLAIRSVILLE, GA, July 27, 2004 – United Community Banks, Inc. (Nasdaq: UCBI), Georgia’s third largest bank holding company, today announced second quarter 2004 results that included a 15% rise in net operating income, an 11% gain in diluted operating earnings per share, and an 8% increase in total revenue from the same period last year.

For the quarter, net operating income rose to a record $11.4 million from $9.9 million a year earlier. Diluted operating earnings per share of $.31 increased 11% from $.28 for the second quarter a year ago. Total revenue, on a taxable equivalent basis, was $47.1 million compared with $43.6 million for the second quarter of 2003. Also, on an operating basis, return on tangible equity was 19.70% compared with 19.54% a year ago and return on assets was 1.07% compared with 1.06% a year ago.

For the first six months, net operating income was $22.3 million, up 20% from the same period a year ago. Diluted operating earnings per share of $.61 rose 13% from $.54 for the first half of

2003. Taxable equivalent total revenue was $92.4 million, up $11.1 million, or 14%, from $81.3 million a year ago. On an operating basis, return on tangible equity was 19.79%, up from 18.69% a year ago and return on assets was 1.07% compared with 1.06% a year ago.

Net operating income for the second quarter of 2004 and 2003 excludes pre-tax merger-related charges of $464 thousand and $668 thousand, respectively. Merger-related charges recorded in the second quarter of 2004 related to the acquisition of Fairbanco Holding Company (“1st Community Bank”) completed on June 1, 2004. Charges recorded in the second quarter of 2003, related to the acquisition of First Georgia Holding (“First Georgia Bank”) completed on May 1, 2003. The first quarter of 2003, also included pre-tax merger-related charges of $840 thousand related to the acquisition of First Central Bancshares, Inc. (“First Central Bank”) completed on March 31, 2003, bringing total merger-related charges for the first six months of 2003 to $1.5 million.

The merger-related charges for these acquisitions were for legal, investment advisor and other professional fees, as well as the termination of equipment leases and conversion costs. Including those merger-related charges, net income for the second quarter of 2004 was $11.0 million or $.30 per diluted share and for the second quarter of 2003 was $9.5 million or $.27 per diluted share. For the first six months of 2004, net income and diluted earnings per share were $22.0 million and $.60, respectively, and for 2003 were $17.5 million and $.51, respectively.

As previously announced, effective April 28, 2004, United Community Banks completed a three-for-two split of its common stock. All comparative per share amounts presented in this press release and accompanying schedules have been adjusted to reflect the stock split as if it had occurred prior to the earliest period presented.

“For United Community Banks, the second quarter results continued our track record of outstanding performance,” said Jimmy Tallent, president and chief executive officer. “Loan demand remained strong across all our markets, providing significant growth opportunities.” At June 30, 2004, total loans were $3.3 billion, up 14% from last year excluding acquisitions. “This core loan growth was achieved in a disciplined, step-by-step process throughout the year, without compromising credit quality,” Tallent added. “I’m especially pleased to report that, due to the overwhelming success of our efforts to grow deposits, we were able to fund a significant portion of this loan growth with core deposits.”

“For the second quarter, we again achieved our stated goals of sustained double-digit growth in operating earnings per share and a return on tangible equity above 18%,” Tallent said. “For 2004, our earnings per share target is a range of 12% to 15% and, for the first half, we are on track to meet that goal,” added Tallent. Return on tangible equity excludes the effects of merger charges and acquisition-related intangibles.

“Our ability to serve the needs of our customers, combined with the strength of our markets, helped increase core loans by $387 million, or 14%, from a year ago,” Tallent said. “In addition, the acquisitions of three banking offices in western North Carolina and 1st Community Bank in metro Atlanta contributed $90 million in new loans, bringing our total loan growth to $477 million, or 17%, from a year ago.”

Taxable equivalent net interest revenue for the second quarter of 2004 rose $4.5 million, or 13%, to $39.2 million from the same period a year ago. Taxable equivalent net interest margin for the second quarter was 3.95% versus 3.99% a year ago. “Our core business growth remains strong. We have maintained a net interest margin near the 4% level for the past seven quarters and expect our margin to remain at this level through 2004,” Tallent said. “With our balance sheet slightly asset sensitive, we are well positioned for a rising interest rate environment.”

The second quarter provision for loan losses was $1.8 million, up $300 thousand from a year earlier and unchanged from the first quarter of 2004. Net charge-offs to average loans were .10% for the second quarter, compared with ..16% for the second quarter of 2003 and .08% for the first quarter. Non-performing assets totaled $8.8 million, up $600 thousand from a year ago, while loans increased $477 million over that same period. Non-performing assets as a percentage of total assets were .19% at June 30, 2004, compared with .19% at December 31, 2003 and .21% at June 30, 2003.

“Our excellent credit quality continues to be one of the key drivers of our high performance and growth,” Tallent said. “Credit quality remains sound thanks to the tireless efforts of our exceptional team of bankers, and our strategy of securing loans with hard assets remains critical to our credit quality success.”

Fee revenue of $9.6 million for the second quarter was down $700 thousand from $10.3 million a year ago due to a decline in mortgage refinancing activities that were at record levels last year. Mortgage loan and related fees of $1.6 million were down $1.8 million from a year ago. “The decline in volume and revenue was anticipated,” stated Tallent. “We have had lower levels of refinancing activities since the rise in long-term interest rates late last year. We have added new products and mortgage originators to help offset some of the decline in revenue and so far the results have been positive. On a consecutive quarter basis, mortgage revenue is up $300 thousand,” Tallent added. “Additionally, we were able to grow fee revenue in other products and services. Service charges and fees on deposit accounts were $5.3 million, up $600 thousand due to acquisitions and the growth in transactions and new accounts resulting from our efforts to increase core deposits and consulting fees of $1.4 million were up $250 thousand,” Tallent commented.

“We are focused on growing core deposits and related fee revenue,” Tallent added. “Early in the first quarter of 2004, we began a company-wide initiative to increase our deposit base by engaging our loyal customer base in the process. Our community-banking focus on customer service has generated customer satisfaction scores exceeding 90 percent, well above the industry average of 75 percent. This has allowed us to leverage our “Refer a Friend’ core deposit program, along with other initiatives, to grow core deposits by $125 million in the first half of 2004 and adding over 23,000 new accounts.”

Operating expenses were $29.4 million, up $1.7 million, or 6%, from the second quarter of 2003. Salaries and employee benefits of $18.7 million increased $1.1 million, or 6%, with approximately $800 thousand of this increase resulting from acquisitions. The balance was due to normal merit increases for staff that were partially offset by lower incentive compensation associated with the slowdown in mortgage refinancing activities. Communications and equipment expenses of $2.7 million increased $600 thousand, or 27%, due to acquisitions and investments in technology equipment to support business growth and enhance operating efficiency. Increases in all other operating expense categories were primarily due to acquisitions and business growth.

“We continue to diligently monitor and control operating expenses while growing our customer base and revenue,” Tallent said. “Total revenue for the quarter increased 8% while operating expenses rose 6%. This positive operating leverage contributed to our 11% growth in diluted operating earnings per share for the second quarter. We are especially pleased with this performance in light of the decline in mortgage refinancing activities. We were able to sustain our earnings momentum by carefully managing our expenses while at the same time growing revenue in other areas. Our operating efficiency ratio was 60.05% compared with 61.40% a year ago. We are striving for a long-term efficiency ratio in the range of 58% to 60%, which we believe is reasonable given our service-oriented community banking model,” Tallent added.

“On June 1, we completed our merger with Fairbanco Holding Company, Inc., the parent company of 1st Community Bank located on the south side of metro Atlanta in Fairburn, Georgia,” Tallent said. “1st Community Bank had assets of $190 million with five full-service banking offices in Peachtree City in Fayette County, Newnan in Coweta County, and Fairburn, Union City and Palmetto in south Fulton County.”

“Looking forward, we believe United Community Banks is on target for 2004 to achieve operating earnings per share growth within our long-term goal of 12% to 15%,” Tallent said. “For the balance of 2004, we anticipate core loan growth will continue in the range of 10% to 14% and that our net interest margin will remain near the 4% level. Our outlook is based on a continued, stable economic environment in our markets combined with maintaining strong credit quality. We are well positioned for additional increases in short-term interest rates and should benefit slightly if and when they occur. We remain committed to providing superior customer service and operating performance while maintaining solid credit quality and growing our franchise – both internally and through selective de novo offices and mergers.”

Conference Call

United Community Banks will hold a conference call on Tuesday, July 27, 2004 at 11:00 a.m. ET to discuss the contents of this news release, as well as business highlights and the financial outlook for the remainder of 2004. The telephone number for the conference call is (888) 266-1047. The conference call will also be available by web-cast within the Investor Relations section of the company’s web site.

About United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $4.5 billion and operates 21 community banks with 78 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses in its markets. United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information may be found at the company’s web site, ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 4 of United Community Banks, Inc. annual report filed on Form 10-K with the Securities and Exchange Commission.

(Tables Follow)

UNITED COMMUNITY BANKS, INC.
Selected Financial Information
For the Three and Six Months Ended June 30, 2004

	2004		2003			Second Quarter	For the Six		YTD
(in thousands, except per share	Second	First	Fourth	Third	Second	2004-2003	Months Ended		2004-2003
data; taxable equivalent)	Quarter	Quarter	Quarter	Quarter	Quarter	Change	2004	2003	Change

INCOME SUMMARY	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Interest revenue	$56,680	$54,587	$53,943	$53,731	$53,261		$111,267	$101,664
Interest expense	17,432	16,772	17,098	17,446	18,467		34,204	36,056

Net interest revenue	39,248	37,815	36,845	36,285	34,794	13%	77,063	65,608	17%
Provision for loan losses	1,800	1,800	1,800	1,500	1,500		3,600	3,000
Fee revenue	9,647	9,278	9,090	10,401	10,316	(6)	18,925	18,693	1

Total revenue	47,095	45,293	44,135	45,186	43,610	8	92,388	81,301	14
Operating expenses (1)	29,363	28,176	27,572	28,712	27,699	6	57,539	51,616	11

Income before taxes	17,732	17,117	16,563	16,474	15,911	11	34,849	29,685	17
Income taxes	6,379	6,179	5,959	6,110	6,014		12,558	11,178

Net operating income	11,353	10,938	10,604	10,364	9,897	15	22,291	18,507	20
Merger-related charges, net of tax	304	-	383	-	428		304	974

Net income	$11,049	$10,938	$10,221	$10,364	$9,469	17	$21,987	$17,533	25

OPERATING PERFORMANCE(1)
Earnings per common share:
Basic	$.32	$.31	$.30	$.29	$.29	10	$.63	$.56	13
Diluted	.31	.30	.29	.29	.28	11	.61	.54	13
Return on tangible equity(3)	19.70%	19.87%	19.72%	19.94%	19.54%		19.79%	18.69%
Return on assets	1.07	1.08	1.06	1.06	1.06		1.07	1.06
Efficiency ratio	60.05	59.83	59.81	61.34	61.40		59.94	61.23
Dividend payout ratio	18.75	19.35	16.67	17.24	17.24		19.05	17.86
GAAP PERFORMANCE
Per common share:
Basic earnings	$.31	$.31	$.29	$.29	$.28	11	$.62	$.53	17
Diluted earnings	.30	.30	.28	.29	.27	11	.60	.51	18
Cash dividends declared	.06	.06	.05	.05	.05	20	.12	.10	20
Book value	9.10	8.80	8.47	8.20	8.15	12	9.10	8.15	12
Tangible book value(3)	6.77	6.86	6.52	6.44	6.37	6	6.77	6.37	6
Key performance ratios:
Return on equity(2)	14.40%	14.87%	14.19%	14.90%	14.76%		14.63%	15.09%
Return on assets	1.04	1.08	1.02	1.06	1.01		1.06	1.01
Net interest margin	3.95	3.99	3.96	3.97	3.99		3.97	4.02
Dividend payout ratio	19.35	19.35	17.24	17.24	17.86		19.35	18.87
Equity to assets	7.30	7.46	7.41	7.35	7.19		7.38	7.03
Tangible equity to assets(3)	5.74	5.88	5.82	5.85	6.03		5.81	6.23
ASSET QUALITY
Allowance for loan losses	$42,558	$39,820	$38,655	$37,773	$37,353		$42,558	$37,353
Non-performing assets	8,812	7,251	7,589	7,998	8,232		8,812	8,232
Net charge-offs	789	635	918	1,080	1,069		1,424	2,099
Allowance for loan losses to loans	1.27%	1.27%	1.28%	1.29%	1.31%		1.27%	1.31%
Non-performing assets to total assets	.19	.18	.19	.20	.21		.19	.21
Net charge-offs to average loans	.10	.08	.12	.15	.16		.09	.16
AVERAGE BALANCES
Loans	$3,235,262	$3,095,875	$2,959,626	$2,881,375	$2,742,952	18	$3,165,569	$2,583,632	23
Investment securities	715,586	652,867	699,059	664,523	689,384	4	684,226	652,389	5
Earning assets	3,991,797	3,808,877	3,695,197	3,629,819	3,497,851	14	3,900,337	3,286,461	19
Total assets	4,274,442	4,084,883	3,961,384	3,888,141	3,756,689	14	4,179,664	3,514,432	19
Deposits	3,178,776	2,955,726	2,843,600	2,826,900	2,829,986	12	3,067,251	2,649,397	16
Stockholders’ equity	311,942	304,926	293,464	285,790	269,972	16	308,434	246,914	25
Common shares outstanding:
Basic	35,633	35,319	35,260	35,112	34,280		35,477	33,060
Diluted	36,827	36,482	36,391	36,185	35,387		36,655	34,166
AT PERIOD END
Loans	$3,338,309	$3,147,303	$3,015,997	$2,918,412	$2,861,481	17	$3,338,309	$2,861,481	17
Investment securities	739,667	617,787	659,891	634,421	660,625	12	739,667	660,625	12
Earning assets	4,172,049	3,851,968	3,796,332	3,676,018	3,642,545	15	4,172,049	3,642,545	15
Total assets	4,525,446	4,118,188	4,068,834	3,942,139	3,905,929	16	4,525,446	3,905,929	16
Deposits	3,339,848	3,074,193	2,857,449	2,790,331	2,870,926	16	3,339,848	2,870,926	16
Stockholders’ equity	330,458	311,247	299,373	289,713	285,500	16	330,458	285,500	16
Common shares outstanding	36,246	35,331	35,289	35,232	34,967		36,246	34,967

(1)	Excludes pre-tax merger-related charges totaling $464,000 or $.01 per diluted common share in the second quarter of 2004, and $580,000 or $.01 per diluted common share, $668,000 or $.01 per diluted common share and $840,000 or $.01 per diluted common share recorded in the fourth, second and first quarters, respectively, of 2003.

(2)	Net income available to common stockholders divided by average realized common equity which excludes accumulated other comprehensive income.

(3)	Excludes effect of acquisition related intangibles and associated amortization.

UNITED COMMUNITY BANKS, INC.
Consolidated Statement of Income
For the Three and Six Months Ended June 30, 2004 and 2003

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2004	2003	2004	2003
Interest revenue:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$49,326	$45,732	$96,748	$86,838
Federal funds sold and deposits in banks	66	99	177	167
Investment securities:
Taxable	6,339	6,099	12,408	12,065
Tax exempt	545	739	1,111	1,470

Total interest revenue	56,276	52,669	110,444	100,540

Interest expense:
Deposits:
Demand	1,920	2,163	3,714	4,391
Savings	93	115	176	205
Time	9,773	10,781	19,070	20,889
Federal funds purchased	499	146	770	233
Other borrowings	5,147	5,262	10,474	10,338

Total interest expense	17,432	18,467	34,204	36,056

Net interest revenue	38,844	34,202	76,240	64,484
Provision for loan losses	1,800	1,500	3,600	3,000

Net interest revenue after provision for loan losses	37,044	32,702	72,640	61,484

Fee revenue:
Service charges and fees	5,312	4,687	10,335	8,261
Mortgage loan and other related fees	1,585	3,335	2,865	5,647
Consulting fees	1,402	1,154	2,529	2,274
Brokerage fees	515	448	1,223	868
Securities losses, net	—	(3)	(4)	(3)
Other	833	695	1,977	1,646

Total fee revenue	9,647	10,316	18,925	18,693

Total revenue	46,691	43,018	91,565	80,177

Operating expenses:
Salaries and employee benefits	18,662	17,571	36,788	32,675
Occupancy	2,273	2,194	4,555	4,296
Communications and equipment	2,677	2,104	5,224	4,004
Postage, printing and supplies	1,068	1,172	2,210	2,117
Professional fees	795	1,076	1,632	1,971
Advertising and public relations	991	967	1,755	1,673
Amortization of intangibles	395	328	766	413
Merger-related charges	464	668	464	1,508
Other	2,502	2,287	4,609	4,467

Total operating expenses	29,827	28,367	58,003	53,124

Income before income taxes	16,864	14,651	33,562	27,053
Income taxes	5,815	5,182	11,575	9,520

Net income	$11,049	$9,469	$21,987	$17,533

Net income available to common stockholders	$11,048	$9,441	$21,970	$17,488

Earnings per common share:
Basic	$.31	$.28	$.62	$.53
Diluted	.30	.27	.60	.51
Weighted average common shares outstanding (in thousands):
Basic	35,633	34,280	35,477	33,060
Diluted	36,827	35,387	36,655	34,166

UNITED COMMUNITY BANKS, INC.

Consolidated Balance Sheet
For the period ended

	June 30,	December 31,	June 30,
($ in thousands)	2004	2003	2003
ASSETS	(Unaudited)	(Audited)	(Unaudited)
Cash and due from banks	$147,793	$91,819	$94,542
Interest-bearing deposits in banks	39,186	68,374	41,632

Cash and cash equivalents	186,979	160,193	136,174
Securities available for sale	739,667	659,891	660,625
Mortgage loans held for sale	18,610	10,756	38,536
Loans, net of unearned income	3,338,309	3,015,997	2,861,481
Less — allowance for loan losses	42,558	38,655	37,353

Loans, net	3,295,751	2,977,342	2,824,128
Premises and equipment, net	92,497	87,439	82,356
Interest receivable	23,150	20,962	22,564
Intangible assets	87,657	72,182	65,835
Other assets	81,135	80,069	75,711

Total assets	$4,525,446	$4,068,834	$3,905,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$479,439	$412,309	$397,043
Interest-bearing demand	935,489	846,022	790,518
Savings	160,550	140,619	134,223
Time	1,764,370	1,458,499	1,549,142

Total deposits	3,339,848	2,857,449	2,870,926
Federal funds purchased and repurchase agreements	181,439	102,849	51,990
Federal Home Loan Bank advances	535,343	635,420	585,725
Other borrowings	113,877	152,596	87,871
Accrued expenses and other liabilities	24,481	21,147	23,917

Total liabilities	4,194,988	3,769,461	3,620,429

Stockholders’ equity:
Preferred stock, $1 par value; $10 stated value; 10,000,000 shares authorized; 48,300, 55,900 and 65,500 shares issued and outstanding	483	559	655
Common stock, $1 par value; 100,000,000 shares authorized; 36,620,754, 35,706,573 and 35,706,573 shares issued	36,621	35,707	35,707
Capital surplus	116,129	95,951	97,002
Retained earnings	184,572	166,887	149,843
Treasury stock; 374,362, 417,525 and 739,581 shares, at cost	(6,393)	(7,120)	(11,394)
Accumulated other comprehensive (loss) income	(954)	7,389	13,687

Total stockholders’ equity	330,458	299,373	285,500

Total liabilities and stockholders’ equity	$4,525,446	$4,068,834	$3,905,929